Exhibit 8.1

[Pepper Hamilton LLP]
3000 Two Logan Square
Philadelphia, PA 19103

October 25, 2011

CubeSmart

460 East Swedesford Road, Suite 3000
Wayne, Pennsylvania 19087

Ladies and Gentlemen:

We have acted as counsel to CubeSmart, a Maryland real estate investment trust (the “Company”) and CubeSmart, L.P., a Delaware limited partnership (the “Operating Partnership”) in connection with the preparation of the Registration Statement on Form S-3 (Registration No. 333-176885) filed by the Company under the Securities Act of 1933 (the “1933 Act”) with the Securities and Exchange Commission (the “Commission”) on September 16, 2011 (the “Registration Statement”) and with respect to the offer and sale of up to 23,000,000 Common Shares of Beneficial Interest, par value $0.01 per share, of the Company (the “Common Shares”), including 3,000,000 Common Shares for which the Company has granted the underwriters an over-allotment option, pursuant to a preliminary prospectus supplement dated October 24, 2011 and a final prospectus supplement dated October 25, 2011 (together, the “Prospectus Supplement”) as part of the Registration Statement.

The opinions expressed herein are based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations thereunder (including proposed and temporary Treasury regulations) and interpretations of the foregoing as expressed in court decisions, legislative history and administrative determinations of the Internal Revenue Service (the “IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS, except with respect to a taxpayer that receives such a ruling), all as of the date hereof.  This opinion represents our best legal judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts.  There can be no assurance that positions contrary to our opinion will not be taken by the IRS, or that a court considering the issues would not reach a conclusion contrary to such opinions.  No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the opinions expressed herein.

In rendering the opinions expressed herein, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinions, including: (1) the Articles of Amendment and Restatement of Declaration of Trust of Company, as amended or supplemented through the date hereof and (2) the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership dated as of October 27, 2004, as amended or supplemented through the date hereof.

In rendering the opinions expressed herein, we have relied upon written representations as to factual matters of Company and Operating Partnership contained in an Officer’s Certificate Regarding Certain Tax Matters dated the date hereof regarding their consolidated assets, operations and activities (the “Officer’s Certificate”).  We have not made an independent investigation or audit of the facts set forth in the Officer’s Certificate or in any other document.  We consequently have relied upon the accuracy of the representations as to factual matters in the Officer’s Certificate.  After inquiry, we are not aware of any facts or circumstances contrary to, or inconsistent with, the representations that we have relied upon or the other assumptions set forth herein.  Our opinion is limited to the tax matters specifically covered herein, and we have not addressed, nor have we been asked to address, any other tax matters relevant to Company, the Operating Partnership or any other person.

We have assumed, with your consent, that, insofar as relevant to the opinions expressed herein:

(1)           Company has been and will be operated in the manner described in the Officer’s Certificate and the Registration Statement (including in the documents incorporated therein by reference);

(2)           all of the obligations imposed by the documents that we reviewed have been and will continue to be performed or satisfied in accordance with their terms; and all of such documents have been properly executed, are valid originals or authentic copies of valid originals, and all signatures thereon are genuine;

(3)           all representations made in the Officer’s Certificate (and other factual information provided to us) are true, correct and complete and will continue to be true, correct and complete, and any representation or statement made in the Officer’s Certificate “to the best of knowledge,” “to the knowledge” or “to the actual knowledge” of any person(s) or party(ies) or similarly qualified is true, correct and complete as if made without such qualification; and

(4)           all documents that we have reviewed have been properly executed, are valid originals or authentic copies of valid originals, and all signatures thereon are genuine.

Based upon, subject to the foregoing and the discussion below, we are of the opinion that:

1.             Commencing with its taxable year ended December 31, 2004, Company has been organized and operated in conformity with the requirements for qualification as a REIT under the Code,  and Company’s current organization and current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2011 and thereafter.

2.             The discussion in the Registration Statement under the heading “Material Federal Income Tax Considerations,” to the extent it describes provisions of federal income tax law and regulations or legal conclusions with respect thereto, is correct in all material respects as of the date hereof.

We assume no obligation to advise you of any changes in our opinion subsequent to the date of this letter.  Company’s qualification for taxation as a REIT depends upon Company’s ability to meet, on a continuing basis, through actual annual operating and other results, the requirements of the Code, including the requirements with regard to the sources of its gross income, the composition of its assets, the level of its distributions to shareholders and the diversity of its share ownership.  We will not review Company’s compliance with these requirements on a continuing basis.  Accordingly, no assurance can be given that the actual results of Company’s operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

We hereby consent to the reference to our firm under the Section “Legal Matters” in the Prospectus included in the Registration Statement and in the Section “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ PEPPER HAMILTON LLP

PEPPER HAMILTON LLP